                                 EXHIBIT 22.(I)
                         OPINION AND CONSENT OF COUNSEL

                                  [LETTERHEAD]

VIA EDGAR

April 28, 2006

Transamerica Investors, Inc.
570 Carillon Parkway
St. Petersburg, FL 33716

Dear Sir or Madam:

In my capacity as Vice President, and Counsel, I have acted as counsel for Transamerica Investors, Inc. (the "Fund") and have reviewed Post-Effective Amendment No. 29 to the Fund's Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and sale of shares of capital stock ("Shares") with a par value of $0.001 per share, of the Fund.

I have examined the Fund's Articles of Incorporation and Bylaws, as amended; the proceedings of its Board of Directors relating to the authorization, issuance, and proposed sale of the Shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the Shares of the Fund in the manner contemplated by the aforesaid Registration Statement, as amended, such Shares will be validly issued, fully paid and non-assessable outstanding Shares of the Fund.

Very truly yours,

/s/ T. Gregory Reymann, II
----------------------------
T. Gregory Reymann, II, Esq.
Vice President and Counsel